Exhibit 99.1
Contacts:
Christopher Martin, Investor Relations
703.460.6609
Christopher.Martin@webmethods.com
John Conley, Public Relations
703.460.5996
John.Conley@webmethods.com
WEBMETHODS REPORTS FISCAL FOURTH QUARTER AND YEAR END FINANCIAL RESULTS
Achieves 25% Fourth Quarter License Revenue Growth and Reports Record Annual Revenues and Profits
FAIRFAX, Va. – April 27, 2006 – webMethods, Inc. (Nasdaq: WEBM), a leading provider of business integration and optimization software, today announced financial results for its fiscal fourth quarter and year ended March 31, 2006.
Total revenue for the fourth quarter was $59.4 million, compared to $52.9 million in the prior year period. License revenue for the fourth quarter was $27.6 million, compared to $22.2 million in the prior year period. Under U.S. generally accepted accounting principles (GAAP), the company’s net income for the fourth quarter was $8.3 million, or earnings of $0.15 per diluted share, compared to a net loss of $3.9 million, or a loss of $0.07 per diluted share, in the prior year period.
For the fiscal year ended March 31, 2006, total revenue was $208.8 million, compared to $200.6 million in the prior year. License revenue for the year ended March 31, 2006 was $87.4 million, compared to $86.8 million in the prior year. GAAP net income for the year ended March 31, 2006 was $15.9 million, or $0.29 per diluted share, versus a net loss of $18.8 million, or a loss of $0.35 per share, in the prior year.
Included in the fourth quarter GAAP results were expenses of $496,000 for amortization of deferred warrant charge, $600,000 for amortization of acquired intangibles and $750,000 for a litigation settlement payment, net of insurance reimbursement. Also included was a $191,000 credit for the reduction of a previous accrual for excess facilities cost. This compares to expenses of $662,000 for amortization of deferred warrant charge, $600,000 for amortization of acquired intangibles, $352,000 related to headquarters relocation and $3.1 million for excess facilities costs included in last year’s fourth quarter GAAP results.
Included in the fiscal year ended March 31, 2006 GAAP results were expenses of $2.5 million for amortization of deferred warrant charge, $2.4 million for amortization of acquired intangibles, $411,000 related to restructuring costs, net of revisions to accrual for excess facilities costs, and $750,000 for a litigation settlement payment, net of insurance reimbursement. This compares to expenses of $2.6 million for amortization of deferred warrant charge, $2.4 million for amortization of acquired intangibles, $352,000 related to headquarters relocation and $5.8 million related to restructuring costs and accrual for excess facilities costs included in the prior year’s GAAP results.
“As demonstrated by our results, we’re delivering the best performance in our history,” said David Mitchell, president and CEO, webMethods, Inc. “This performance is a result of having fully aligned ourselves with the overriding momentum for both SOA and BPM. Having anticipated these trends early on and having taken aggressive steps to capitalize on them, we are well positioned to profit and grow from their emergence in the coming year.”

Fourth Quarter Financial Highlights:
•	Operating margin was 12%.

•	Cash and marketable securities at March 31, 2006 increased by approximately $14.3 million to approximately $163.2 million from $148.9 million at December 31, 2005.

•	Total deferred revenue at March 31, 2006 increased by $15.9 million to $61.7 million from $45.8 million at December 31, 2005.
Financial Outlook: Based on currently available information, webMethods anticipates total revenue in the fiscal first quarter ending June 30, 2006 will be in the range of $51 million to $53 million, which includes license revenue in the range of $18.5 million to $20.5 million. GAAP net income per diluted share for the first quarter is anticipated to be in the range of $0.01 to $0.05. GAAP net income for the first quarter is expected to include expenses of approximately $600,000 for amortization of acquired intangibles and $2.7 million related to stock-based compensation and assumes a tax rate of 2%.
Quarterly Business Highlights: During the fourth quarter, webMethods conducted its second annual series of Business Integration Forums throughout Europe. These executive-level programs showcased the significant role that webMethods’ technology is playing within the business transformation efforts of leading Global 2000 enterprises.
webMethods also introduced its SOA Master Class program during the quarter. These one-day events provide enterprise architects with a hands on introduction to key technologies and strategies for deploying a service-oriented architecture (SOA) within their organization. SOA Master Classes were successfully held throughout the United States during the quarter with the program expected to debut globally later this fiscal year.
webMethods was re-elected to the WS-I Board of Directors for a third consecutive term. In this role, the company joins with other industry leaders in advancing Web services interoperability across heterogeneous platforms, operating systems and programming languages.
Marc Breissinger was promoted to Chief Technology Officer and Hisao Shimizu was named president of webMethods’ wholly owned Japanese subsidiary, webMethods K.K.
webMethods was positioned by Gartner, Inc. in the Leaders Quadrant of the Magic Quadrant for B2B Gateway Providers, 1Q06 by L. Frank Kenney (February 22, 2006)*.
Global Customer Wins: webMethods won new and additional business during the fourth quarter with strategic customers worldwide. The following companies represent important new and follow-on business that closed during the quarter: Acushnet Company, Aeroxchange Ltd ., Agentrics LLC, Avail Medical Products, Inc., Bell Canada Enterprises, BJ’s Wholesale Club, Inc., Blair Corporation, Bloomberg, Cognos Incorporated, Colgate-Palmolive Company, Distrigas, Engelhard Corporation, Extraprise, Hay Acquisition Company, Inc., i2 Technologies, Innovam Groep, Kuehne + Nagel, Manhattan Associates, N.E.W. Customer Service Companies, Inc. (N.E.W.), Noble Drilling Corporation, PerkinElmer Corporation Inc. HQ, PT Telekomunikasi Indonesia Tbk, Standard Register Company, Take-Two Interactive Software, Toshiba, US Small Business Administration, VU University Amsterdam, Wells Fargo Services Co. and Yale University, among others.

Conference Call Information: webMethods will host a conference call at 5:00 p.m. Eastern Time today to discuss the company’s fiscal fourth quarter and year end financial results and its future guidance. The conference call will be available via telephone by dialing 1 (877) 468-1591 in North America or 1 (706) 679-0585 outside North America, or via webcast at www.webmethods.com/investors. A replay of this call will be available through May 5, 2006. Please dial 1-(800) 642-1687 in North America and 1-(706) 645-9291 outside North America, confirmation number 7562788.
About webMethods, Inc.
webMethods (NASDAQ: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,400 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.
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The webMethods name and logo are registered trademarks of webMethods, Inc. in the United States and certain other countries. All other marks mentioned are trademarks or service marks of their respective companies.
*The Magic Quadrant is copyrighted February 22, 2006 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the “Leaders” quadrant. The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.
This press release and the conference call announced in it may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws. Specific forward-looking statements relate to future market opportunities for webMethods’ solutions, webMethods’ products and services and their performance, the size and strength of our markets, the size and quality of our pipeline, expected future financial performance (including total revenue, license revenue, level of cash and marketable securities, non-cash or non-recurring charges, expenses, net earnings or loss, earnings or loss per share), expected financial metrics, webMethods’ future cost savings and expense levels, the anticipated result of marketing and selling models and approaches, the anticipated contributions to webMethods’ future financial performance of certain products or geographic regions of its business, demand for some or all of its products and the contribution to webMethods’ revenue of business partners or webMethods’ products or services. Actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the impact of economic conditions, geopolitical factors, seasonal factors, competitive and pricing pressures, terrorism and related uncertainties in the U.S. and abroad on the company’s customers and prospects and their IT spending budgets and priorities; impact upon operations of legal compliance matters or internal controls review, improvement and remediation; difficulties in achieving or maintaining anticipated expense levels and controlling major expenses; variations in the size and timing of customer orders and demand for software offered by webMethods; impact of compliance programs and claims for alleged violations of requirements and duties; impact of changes in management or staff levels; variations in revenue influenced by software vendor or systems integrator partners; impact of rapid technological change; and these and other risks and uncertainties discussed more fully in webMethods’ SEC filings, including those discussed under the heading “Factors That May Affect Future Operating Results” in the Business section of webMethods’ Form 10-K for the year ended March 31, 2005 and in webMethods’ Form 10-Q for the period ended December 31, 2005, which are on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations web page at www.webMethods.com/investors. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.

webMethods, Inc. Condensed Consolidated Statements of Operations
(in thousands, except shares and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2006	2005	2006	2005

Revenue
License	$27,628	$22,190	$87,449	$86,800
Professional services	12,547	12,763	47,183	49,218
Maintenance	19,241	17,982	74,186	64,583

Total revenue	59,416	52,935	208,818	200,601

Cost of revenue
Amortization of intangibles	600	600	2,397	2,397
License	299	135	1,002	1,252
Professional services and maintenance	15,195	14,637	55,462	56,954

Total cost of revenue	16,094	15,372	58,861	60,603

Gross profit	43,322	37,563	149,957	139,998

Operating expenses

Sales and marketing	20,209	19,187	74,084	84,313
Research and development	9,973	11,771	40,197	44,518
General and administrative	6,270	8,008	23,812	25,042
Restructuring costs	(191)	3,093	411	5,849

Total operating expenses	36,261	42,059	138,504	159,722

Operating income (loss)	7,061	(4,496)	11,453	(19,724)

Interest income and other, net	1,604	680	5,221	2,265
Impairment of equity investment in private company	—	—	—	(1,057)

Net income (loss) before taxes	$8,665	$(3,816)	$16,674	$(18,516)

Provision for income taxes	340	40	795	235

Net income (loss)	$8,325	$(3,856)	$15,879	$(18,751)

Basic net income (loss) per share	$0.15	$(0.07)	$0.30	$(0.35)
Fully diluted net income (loss) per share	$0.15	$(0.07)	$0.29	$(0.35)

Shares used in computing per share amount
Basic	54,850,062	53,332,154	53,779,170	53,102,934
Fully Diluted	57,032,428	53,332,154	55,044,868	53,102,934

webMethods, Inc. Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	March 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$83,274	$57,209
Marketable securities available for sale	79,943	78,332
Accounts receivable, net	66,612	47,326
Prepaid expenses and other current assets	4,642	6,401

Total current assets	234,471	189,268
Marketable securities available for sale	—	14,513
Property and equipment, net	10,274	10,342
Goodwill	46,704	46,704
Intangibles assets, net	5,993	8,390
Other assets	4,076	6,127

Total assets	$301,518	$275,344

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,323	$8,673
Accrued expenses	10,866	16,506
Accrued salaries and commissions	13,185	12,219
Deferred revenue	57,078	43,055
Current portion of capital lease	259	475

Total current liabilities	88,711	80,928
Capital lease obligations, net of current portion	10	139
Other long term liabilities	3,449	3,374
Long term deferred revenue	4,669	6,371

Total liabilities	96,839	90,812

Total stockholders’ equity	204,679	184,532

Total liabilities and stockholders’ equity	$301,518	$275,344

webMethods, Inc. Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended
	March 31,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$15,879	$(18,751)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,317	6,343
Provision for (recovery of) doubtful accounts	(477)	244
Amortization of deferred stock compensation related to employee stock options and non-employee stock warrants	2,593	2,645
Amortization of acquired intangibles	2,397	2,397
Deferred rent	(457)	(200)
Impairment of equity investment in private company	—	1,057

Increase (decrease) in cash resulting from changes in assets and liabilities:
Accounts receivable	(18,365)	(252)
Prepaid expenses and other current assets	137	(212)
Other assets	1,895	1,956
Accounts payable	(1,015)	(2,386)
Accrued expenses and other liabilities	(5,367)	(1,064)
Accrued salaries and commissions	1,235	529
Deferred revenue	13,740	6,989
Other liabilities	429	3,105

Net cash provided by operating activities	17,941	2,400

Cash flows from investing activities:
Purchases of property and equipment	(5,138)	(8,380)
Net maturities (purchases) of marketable securities available for sale	13,101	(12,857)

Net cash provided by (used in) investing activities	7,963	(21,237)

Cash flows from financing activities:
Short-term borrowings	—	3,533
Payments on short-term borrowings	—	(6,080)
Payments on capital leases	(585)	(937)
Proceeds from exercise of stock options and stock issued under the ESPP	5,026	3,039
OEM fees applied to deferred warrant charge	—	500

Net cash provided by financing activities	4,441	55

Effect of the exchange rate on cash	(4,280)	529

Net increase/(decrease) in cash and cash equivalents	26,065	(18,253)
Cash and cash equivalents at beginning of period	57,209	75,462

Cash and cash equivalents at end of period	$83,274	$57,209